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                       April 26, 2022

       Thomas J. Spoerel
       Senior Vice President, Controller & Chief Accounting Officer Becton, Dickinson and Company
       1 Becton Drive
       Franklin Lakes, NJ 07417-1880

                                                        Re: Becton, Dickinson
and Company
                                                            Form 10-K for the
fiscal year ended September 30, 2021
                                                            Filed November 24,
2021
                                                            File No. 001-04802

       Dear Mr. Spoerel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences